Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS Q1 2005 RESULTS

Loans On-Balance Sheet up 81%; Originations up 36%;

Net Income up 39% in Q1 2005

SAN DIEGO, April 28—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced results for the quarter ended March 31, 2005.

Net income for the quarter ended March 31, 2005 was $31.3 million, or $1.43 per share on a fully diluted basis, an increase of 39.0% over net income of $22.5 million for the comparable period in 2004. Total net revenues for the quarter increased by 36.0% to $123.0 million from $90.4 million for the comparable period in 2004.

Chairman and CEO James Konrath said, “The first quarter unfolded much as we anticipated with seasonally softer volume in January and February compared to the run rate during the second half of 2004, higher short term interest rates, and stiff price competition. In the face of these challenges, our people generated results that substantially exceeded the first quarter of a year ago and continued to build a strong platform for further growth.”

Mr. Konrath added, “Consumer demand for non-prime mortgages was again very strong by the end of the first quarter, buyers of our loans and securitization bonds were plentiful, and our portfolio grew and performed extremely well. As a consequence, we remain optimistic about our ability to grow throughout 2005.”

First Quarter Operational Highlights

•	Mortgage origination volume of $3.2 billion, compared to $2.4 billion in Q1 2004, an increase of 35.6%.

•	Loans on-balance sheet reached a record balance of $7.3 billion at March 31, 2005, an increase of $3.3 billion, or 80.7%, from March 31, 2004.

•	Whole loan sales of $2.1 billion, compared to $1.6 billion in Q1 2004, an increase of 33.2%.

•	Portfolio income (net interest income after provision) of $52.6 million, compared to $32.2 million in Q1 2004, an increase of 63.2%. As a percentage of total net revenues, portfolio income increased to 42.8% in Q1 2005 from 35.7% in Q1

2004. The increase in the ratio was recently impacted by seasonally lower loan originations and, in turn, lower whole loan sales. The company estimates that this ratio is also representative of the portfolio’s contribution to profitability.

Financial Summary ($000)

	Q1 2005	% Increase from Q1 04
Total Net Revenues	$123,038	36.0%
Total Expenses	68,054	28.6%
Income before Taxes and Minority Interest	$54,984	46.6%
Net Income	$31,287	39.0%

The 36.0% increase in total revenues from Q1 2004 to Q1 2005 resulted primarily from increases in net interest income and gain on sale of loans. Net interest income after provision increased 63.2% from $32.2 million in Q1 2004 to $52.6 million in Q1 2005, primarily due to the increased loan portfolio, partially offset by a decrease in the weighted average coupon and increased interest expense and provision for losses relating to the larger portfolio. The increase in the size of the loan portfolio resulted from four quarterly securitizations structured as financings and higher loans held for sale and securitization. The gain on sale of loans increased 21.4% from $54.7 million in Q1 2004 to $66.5 million in Q1 2005 owing primarily to higher volume of whole loan sales for cash. The company’s average whole loan premiums, net of hedging, decreased from 3.66% in Q1 2004 to 3.27% in Q1 2005. These lower gains resulted primarily from lower interest rate margins reflecting stiff price competition in the non-prime mortgage origination market as money costs increased throughout the quarter, consistent with the company’s plan assumptions.

Total Operating Expenses increased 28.6% from $52.9 million in Q1 2004 to $68.1 million in Q1 2005, due primarily to an increase in costs associated with larger loan volume, and an increase in the number of employees related to that growth. Compensation expense increased by 20.3% from $35.3 million in Q1 2004 to $42.4 million in Q1 2005 due primarily to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits. General, administrative, and other expenses increased by 44.9% from $17.7 million in Q1 2004 to $25.6 million in Q1 2005 due to increases in loan volume, number of staff and number of locations.

Loan Originations

The company originated $3.2 billion of mortgage loans for the quarter ended March 31, 2005, compared to $2.4 billion of mortgage loan originations in Q1 2004, an increase of 35.6%.

Wholesale and retail originations for the quarter represented 90% and 10%, respectively, of total loan production, generally consistent with prior periods.

The company’s net cost to originate mortgage loans was 1.96% for the quarter, compared to 2.22% in Q1 2004. Management believes this measurement is beneficial to investors because it provides a measurement of efficiency of the origination process. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Loan Dispositions

During Q1 2005, $2.1 billion of mortgage loans were sold in whole loan sales for cash, and $917.2 million of mortgage loans went into securitizations structured as financings. The company’s average whole loan premiums, net of hedging, decreased from 3.66% in Q1 2004 to 3.27% in Q1 2005. In addition, at the end of the first quarter, $656.2 million of mortgage loans were held for a second quarter 2005 securitization, and $2.0 billion of mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s serviced portfolio, including $149.1 million of liquidating off-balance sheet securitizations, totaled $7.5 billion at March 31, 2005. The serviced portfolio increased 72.8% from $4.3 billion at March 31, 2004. This was primarily due to the company’s quarterly securitization program and an increase in the loans held for disposition. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.72% of the serviced portfolio at March 31, 2005, compared to 1.42% at March 31, 2004 and 1.74% at December 31, 2004.

Liquidity

The company had approximately $4.0 billion in warehouse credit capacity at March 31, 2005 and $247.2 million in available cash and additional liquidity. Outstandings in the company’s warehouse lines totaled $2.4 billion at March 31, 2005.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio. At March 31, 2005, liabilities were 13.7 times the company’s minority interest plus stockholders’ equity. Other leverage measures can be found in the Financial Summary at the end of this release.

Business Outlook

The following statements are forward-looking and actual results may differ materially from those projected or contemplated in this release. For a more complete description of certain risk factors that may impact actual results, please see the Forward-Looking Statements section of this news release and the company’s 2004 annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Earnings Guidance for Second Quarter 2005

The company expects diluted earnings per share for the second quarter to be $1.80, based on an estimated weighted average of approximately 22.0 million shares outstanding. The forecast assumes:

•	Origination volume slightly higher than the run rate during the second half of 2004

•	Continued increases in short term interest rates which compress interest spreads on warehouse lines and the planned securitization

•	Continued pressure on whole loan premiums and fees as the result of stiff price competition in the non-prime mortgage origination market

Earnings Guidance for 2005

For the total year 2005, the company reaffirms its earnings estimate of $6.90 per share, based on approximately 22.1 million weighted average diluted shares for the year as a whole. The forecast assumes:

•	Modest origination growth from an expanded platform

•	Continued strong portfolio growth

•	Further increases in short term interest rates which will compress interest spreads on warehouse lines and planned securitizations

•	Continued pricing pressure in the whole loan premiums as the result of stiff competition in the non-prime mortgage origination market

•	Modest reductions in cost to originate

The company also reaffirms its guidance of 15% average annual growth in earnings per share for the next three to five years.

Conference Call

Accredited will host a conference call for analysts and investors on April 28, 2005 at 11:00 a.m. EDT (8:00 a.m. PDT) to discuss the company’s financial results for the first quarter of 2005. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s website – www.accredhome.com. A replay of the conference call will be archived on the website.

Forward-Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s average annual earnings growth for future periods, expected net earnings for the second quarter and full year 2005, revenue generating strategies, projected growth, and anticipated securitizations; the company’s liquidity; the company’s outlook on the competitive and regulatory environments; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors outlined in Accredited Home Lenders Holding Co.’s 2004 annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and other SEC filings.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary

	Three Months Ended March 31,
(dollars in thousands)	2005	2004
Income Statement:
Interest income	$124,893	$60,626
Interest expense	(54,327)	(20,930)

Net Interest income	70,566	39,696
Provision for losses	(17,937)	(7,449)

Net interest income after provision	52,629	32,247
Gain on sale of loans	66,463	54,730
Loan servicing income	2,115	1,563
Net gain on mortgage-related securities and derivatives	1,187	1,842
Other income	644	63

Total net revenues	123,038	90,445

Salaries, wages and benefits	42,427	35,255
General, administrative, and other expenses	25,627	17,680

Total operating expenses	68,054	52,935

Income before income taxes and minority interest	54,984	37,510
Income tax provision	21,202	15,004
Minority interest - dividends on preferred stock of subsidiary	2,495	—

Net income	$31,287	$22,506

Basic earnings per share	$1.50	$1.12

Diluted earnings per share	$1.43	$1.05

Weighted average shares outstanding:
Basic	20,851	20,119

Diluted	21,847	21,504

	Three Months Ended March 31,
(dollars in thousands)	2005	2004
Other Data:
Originations:
Wholesale	$2,927,440	$2,147,551
Retail	302,434	234,207

Total mortgage loan originations	$3,229,874	$2,381,758

Weighted average coupon rate of mortgage loan originations	7.57%	7.29%
Weighted average credit score (1)	638	634

Loan sales and securitizations:
Whole loan sales	$2,104,967	$1,579,816
Mortgage loans securitized	917,229	504,925

Total loan sales and securitizations	$3,022,196	$2,084,741

Net profit margin on whole loan sales:
Gain on whole loan sales (2) (3)	2.95%	4.00%
Net gain (loss) on derivatives (2)	0.32%	-0.34%

Net premium received on whole loan sales (2) (4)	3.27%	3.66%
Net origination points and fees	0.38%	0.44%
Loan origination expenses	-2.34%	-2.66%

Net cost to originate (5)	-1.96%	-2.22%

Net profit margin on whole loan sales	1.31%	1.44%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.27%	0.41%

Net interest margin components (6)
Warehouse
Interest income	7.45%	7.34%
Interest expense	-4.01%	-2.72%

Spread	3.44%	4.62%

Securitizations
Interest income	7.55%	7.06%
Interest expense	-3.20%	-2.53%

Spread	4.35%	4.53%

Net Interest Margin	4.24%	4.70%

(dollars in thousands)	At March 31 2005	At December 31, 2004	At March 31 2004
Serviced Portfolio:
Loans held for sale	$1,976,442	$1,816,145	$1,495,061
Loans held for investment	5,350,527	4,744,433	2,560,492
Loans sold servicing retained or securitized/off balance sheet	149,132	171,002	271,569

Total serviced portfolio at period end	$7,476,101	$6,731,580	$4,327,122

Total delinquent at period end (7)	1.72%	1.74%	1.42%
Total number of locations at period end	63	63	50
Total number of employees	2,536	2,694	2,081

(1)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus.
(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales.
(3)	Excludes the provision for premium recapture which is a component of the total gain on sale of loans.
(4)	The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of gain (loss) on related derivatives.
(5)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconcilation table below.
(6)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.
(7)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

(dollars in thousands)	At March 31, 2005	At December 31, 2004	At March 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$68,889	$39,744	$40,202
Mortgage loans held for sale, net	1,947,326	1,790,134	1,490,341
Mortgage loans held for investment, net	5,277,564	4,690,758	2,554,841
Other receivables	56,674	61,558	62,247
Other assets	102,796	106,183	68,015

Total Assets	$7,453,249	$6,688,377	$4,215,646

Warehouse credit facilities	$2,391,848	$2,204,860	$1,816,200
Securitization bond financing	4,504,863	3,954,115	2,094,043
Other Liabilities	48,575	68,925	67,212

Total Liabilities	6,945,286	6,227,900	3,977,455

Minority interest - preferred securities of subsidiary	97,922	97,922	—
Total Stockholders’ Equity	410,041	362,555	238,191

Total Liabilities and Stockholders’ Equity	$7,453,249	$6,688,377	$4,215,646

Regulation G Disclosures

Information on net cost to originate and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the efficiency of the company’s loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how net cost to originate and adjusted leverage are calculated is set forth below.

Regulation G Disclosure related to Net Cost to Originate

	Three Months Ended March 31,
(dollars in thousands)	2005	2004

Total mortgage loan originations	$3,229,873	$2,381,758

Total operating expenses	$68,054	$52,935
Add deferred direct loan origination expenses	13,390	13,225
Less servicing cost (1)	(5,724)	(2,834)

Loan origination expenses	75,720	63,326
as % of volume	2.34%	2.66%

Less deferred net origination points and fees	(12,574)	(10,493)

Net cost to originate	$63,146	$52,833

as % of volume	1.96%	2.22%

(1)	Servicing cost consists of direct expenses and allocated corporate overhead included in operating expenses

Regulation G Disclosure related to Adjusted Leverage

(dollars in thousands)	At March 31 2005	At December 31, 2004	At March 31 2004
Total Liabilities	$6,945,286	$6,227,900	$3,977,455
Minority interest - preferred securities of subsidiary	97,922	97,922	—
Total Stockholders’ Equity	410,041	362,555	238,191

Total Minority Interest and Stockholders’ Equity	$507,963	$460,478	$238,191
Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	13.7	13.5	16.7
Ratio of Total Liabilities divided by Stockholders’ Equity	16.9	17.2	16.7